EXHIBIT 17

SIMON SRYBNIK

860 UNITED NATIONS PLAZA

NEW YORK, NY 10017

November 6, 2008

Life Sciences, Inc.

2900 72nd Street North

St. Petersburg, FL 33710

Attn: Mr. Alex A. Burns

 Vice President and Director

I hereby resign, effective immediately, as a director and officer of Life Sciences, Inc.

/s/ SIMON SRYBNIK
Simon Srybnik

EXHIBIT 17